Exhibit 5.1

[Letterhead of Womble Carlyle Sandridge & Rice, PLLC]

December 12, 2003

BB&T Corporation

200 West Second Street

Winston-Salem, North Carolina 27101

Re:	Registration Statement on Form S-4 (the “Registration Statement”) with respect to shares to be issued pursuant to the Agreement and Plan of Reorganization by and between McGriff, Seibels & Williams, Inc. and BB&T Corporation (“BB&T”) dated as of November 10, 2003 (the “Merger Agreement”)

Ladies and Gentlemen:

We have acted as counsel to BB&T in connection with the registration of 8,651,766 shares of its common stock, par value $5.00 per share (the “Shares”), issuable pursuant to the Merger Agreement, as set forth in the Registration Statement that is being filed on the date hereof by BB&T with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). This opinion is provided pursuant to the requirements of Item 21(a) of Form S-4 and Item 601(b)(5) of Regulation S-K.

We have reviewed BB&T’s articles of incorporation and bylaws, each as amended to date, and have examined the originals, or copies certified or otherwise identified to our satisfaction, of corporate records of BB&T, including minute books of BB&T as furnished to us by BB&T, certificates of public officials and of representatives of BB&T, statutes and other instruments as a basis for the opinions hereinafter expressed. In rendering this opinion, we have relied upon certificates of public officials and officers of BB&T with respect to the accuracy of the factual matters contained in such certificates.

In connection with such review, we have assumed with your permission (i) the genuineness of all signatures and the legal competence of all signatories; (ii) the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies; and (iii) the proper issuance and accuracy of certificates of public officials and officers and agents of BB&T.

This opinion is limited to the laws of the State of North Carolina, excluding local laws of the State of North Carolina (i.e., the statutes and ordinances, the administrative decisions and the rules and regulations of counties, towns, municipalities and special political subdivisions of, or authorities or quasi-governmental bodies constituted under the laws of, the State of North Carolina and judicial decisions to the extent they deal with any of the foregoing), and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

Based on and subject to the foregoing, we are of the opinion that, when issued upon the terms and conditions set forth in the Merger Agreement, the Shares will be validly issued, fully paid and nonassessable.

This opinion is delivered as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof.

We hereby consent to be named in the Registration Statement under the heading “LEGAL MATTERS” as attorneys who passed upon the validity of the Shares and to the filing of a copy of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or other rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Womble Carlyle Sandridge & Rice, PLLC